Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco Completes Acquisition of Shoreham Telephone

ONEONTA, Alabama (October 14, 2011) – Otelco Inc. (NASDAQ: OTT; TSX: OTT.un), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia, today announced that it has completed its previously announced acquisition of Shoreham Telephone Company, Inc. for approximately $4.5 million in cash, plus certain purchase price adjustments.

Shoreham Telephone, a privately owned company located in Shoreham, Vermont, has provided telecommunications solutions to residential and business customers for nearly a century.  The company offers a complete set of voice, data and Internet services to its customers in middle Vermont.  As of September 30, 2011, the company serves approximately 5,019 voice and data lines (or access line equivalents).

“We are excited to add Shoreham and Vermont to our service area in New England,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “Shoreham has similar roots to Otelco as a rural wireline telecommunications services provider. This year, they have substantially improved their broadband offering with significant capital investment. We expect to expand from Shoreham’s base in central Vermont to bring new and creative services through our OTT Communications team to other Vermont businesses. Clearly, this demonstrates our commitment to continue to grow our presence and impact in New England.”

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With more than 102,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

- END -